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Exhibit 9



                                VOTING AGREEMENT
                                ----------------


         THIS VOTING AGREEMENT (this "Agreement") is entered into on March 3, 2004, by and among First Citizens Banc Corp, a bank holding company and an Ohio corporation ("First Citizens"), and George Williams and Thomas Depler, residents of the State of Ohio (collectively, the "Shareholders").

         WHEREAS, the Shareholders own a total of 27,787 Common Shares, par value $10.00 per share (the "Common Shares"), of FNB Financial Corporation, an Ohio corporation and the bank holding company of The First National Bank of Shelby ("FNB") (all shares of such stock now owned and which may hereafter be acquired by the Shareholders prior to the termination of this Agreement shall be referred to herein as the "Shares"); and

         WHEREAS, First Citizens and FNB propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), which provides, among other things, that FNB will merge with and into First Citizens pursuant to the Merger (this and other capitalized terms used and not defined herein shall have the meanings given to such terms in the Merger Agreement);

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:


                                    ARTICLE 1
                                VOTING OF SHARES
                                ----------------

         1.1 Voting Agreement. Each of the Shareholders hereby agrees that during the time this Agreement is in effect, at any meeting of the shareholders of FNB, however called, and in any action by consent of the shareholders of FNB, they shall vote their Shares: (i) in favor of the Merger and the Merger Agreement (as amended from time to time) and (ii) against any proposal for any recapitalization, merger, sale of assets or other business combination between FNB and any person or entity other than First Citizens, or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of FNB under the Merger Agreement or that would result in any of the conditions to the obligations of FNB under the Merger Agreement not being fulfilled. The parties hereto acknowledge and agree that nothing contained herein is intended to restrict any Shareholder from voting or otherwise acting in the Shareholder's capacity as a director of FNB or FNB Financial Corporation with respect to any matter.


                                    ARTICLE 2
                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------

         Each of the Shareholders hereby represents and warrant to First Citizens as follows:

         2.1 Authority Relative to this Agreement. Each of them has all necessary power and authority or capacity, as the case may be, to execute and deliver this Agreement, to perform his, her or its obligations hereunder and to consummate the transaction contemplated hereby. This Agreement has been duly and validly executed and delivered by the Shareholders and constitutes a legal, valid and binding obligation of them, enforceable against the Shareholders in accordance with its terms.

         2.2 No Conflict.

             (a) The execution and delivery of this Agreement by the Shareholders do not, and the performance of this Agreement by them will not (i) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to them or by which the Shares are bound, or (ii) result in any breach of or constitute a default (or event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which any such Shareholder is a party or by which any such Shareholder or any Shares are

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bound, except, in the case of clauses (i) and (ii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or delay the performance by any Shareholder of his, her or its obligations under this Agreement.

             (b) The execution and delivery of this Agreement by the Shareholders do not, and the performance of this Agreement by them will not, require any consent, approval, authorization or permit of, or filing with or notification to, any federal, state, local or foreign regulatory body.

         2.3 Title to the Shares. Each Shareholder is the owner of the number and class of Shares specified on Exhibit A hereto, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever except as otherwise specified on Exhibit A. No Shareholder has appointed or granted any proxy, which appointment or grant is still effective, with respect to the Shares. Each Shareholder has sole voting power with respect to his, her or its Shares except as otherwise specified on Exhibit A.


                                    ARTICLE 3
                                  MISCELLANEOUS
                                  -------------

         3.1 Termination. This Agreement shall terminate on the earlier to occur of (i) the date of consummation of the Merger and (ii) the date of termination of the Merger Agreement for any reason whatsoever.

         3.2 Specific Performance. The Shareholders agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that First Citizens shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

         3.3 Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings with respect to the subject matter hereof.

         3.4 Amendment. This Agreement may not be amended except by an instrument in writing signed by all the parties hereto.

         3.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

         3.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

         3.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

         3.8 Assignments. This Agreement shall not be assigned by operation of law or otherwise.

         3.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

                                       2


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         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day first written above.

"SHAREHOLDERS"                          FIRST CITIZENS BANC CORP


/s/ George Williams                     By:  /s/ David A. Voight
--------------------------------             ----------------------------------
George Williams                         Name:  David A. Voight
                                        Its:   President and Chief
Executive Officer
/s/ Thomas Depler
--------------------------------
Thomas Depler


                                       3

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                                                                       EXHIBIT A
                                                                       ---------



NAME                                                  COMMON SHARES
----                                                  -------------

George Williams                                       21,000

Thomas Depler                                         6,787